                                 EXHIBIT 99(IV)*
         FORM 10-Q QUARTERLY REPORT OF THE STRONGSVILLE SAVINGS BANK FOR THE QUARTER ENDED SEPTEMBER 30, 1996, AS FILED WITH THE OFFICE OF THRIFT SUPERVISION











* Upon completion of the holding company reorganization of The Strongsville Savings Bank, which was accomplished by means of the merger of Emerald Interim Savings Bank, a wholly owned subsidiary of Emerald Financial Corp., with and into The Strongsville Savings Bank, The Strongsville Savings Bank became a wholly owned subsidiary of Emerald Financial Corp., the Registrant. At that time, the Registrant succeeded to the registration and reporting obligations of The Strongsville Savings Bank pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934. The Form 10-K Annual Report of The Strongsville Savings Bank for the year ended December 31, 1995 and the Form 10-Q Quarterly Reports of The Strongsville Savings Bank for the quarters ended March 31, June 30 and September 30, 1996 attached as exhibits to this Form 8-A Registration Statement complied as to form and content with the disclosure obligations established by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

                          OFFICE OF THRIFT SUPERVISION
                    UNITED STATES DEPARTMENT OF THE TREASURY
                              Washington, DC 20552

--------------------------------------------------------------------------------

                                    FORM 10-Q

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
                For the quarterly period ended September 30, 1996

[ ] TRANSITIONAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
                For the transition period from              to
                                              --------------  -----------

                             OTS Docket Number: 6565

                          THE STRONGSVILLE SAVINGS BANK
                          -----------------------------
             (Exact name of registrant as specified in its charter)

            OHIO                                              34-0875093
-------------------------------                            -------------------
(State or other jurisdiction of                              (IRS Employer
 incorporation or organization)                            Identification No.)

           14092 PEARL ROAD
           STRONGSVILLE, OHIO                                    44136
     -----------------------------                               -----
(Address of principal executive offices)                       (Zip Code)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (216) 238-7311

                        CAPITAL STOCK, WITHOUT PAR VALUE
                        --------------------------------
                                 Title of Class

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.
Yes [X]  No [ ]

                      APPLICABLE ONLY TO CORPORATE ISSUERS:

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

Capital Stock, No Par Value                              2,530,800
--------------------------------------------------------------------------------
         (Class)                           (Outstanding at November 4, 1996)


                          THE STRONGSVILLE SAVINGS BANK

                                TABLE OF CONTENTS
                                -----------------

Part I.           FINANCIAL INFORMATION                                                           PAGE
         Item I.  Financial Statements:

                  Consolidated Statements of Financial
                  Condition as of September 30, 1996, and
                  December 31, 1995..............................................................   2

                  Consolidated Statements of Income for
                  the Three and Nine Month Periods Ended
                  September 30, 1996 and 1995....................................................   3

                  Consolidated Statements of Cash Flows
                  for the Nine Month Periods Ended September
                  30, 1996 and 1995..............................................................   4

                  Notes to Consolidated Financial Statements.....................................   5

        Selected Financial Information...........................................................   7

        Item 2.   Management's Discussion and Analysis of
                  Financial Condition and Results of Operations..................................   8

                  Tables.........................................................................  20

Part II.          OTHER INFORMATION

         Item 6.  Exhibits and Reports on Form 8-K...............................................  23

SIGNATURES ......................................................................................  24

                THE STRONGSVILLE SAVINGS BANK
       CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                         (Unaudited)

                                                                           SEPTEMBER 30,       DECEMBER 31,
                                                                               1996                1995
-------------------------------------------------------------------------------------------------------------
                                                                        (In thousands, except per share data)
ASSETS:
  CASH AND CASH EQUIVALENTS
    Cash and deposits with banks                                            $   3,044             $  3,574
    Interest bearing deposits with banks                                        3,071               11,935
  INVESTMENT SECURITIES
    Held-to-maturity  (fair values of $39,006 and $49,640 at
       September 30, 1996 and December 31, 1995, respectively)                 39,120               49,354
    Available for sale  (at fair value)                                        17,709               26,595
  MORTGAGE-BACKED SECURITIES
    Held-to-maturity  (fair values of $34,437 and $37,819 at
       September 30, 1996 and December 31, 1995, respectively                  34,062               37,256
    Available for sale  (at fair value)                                         5,412               14,749
  LOANS-NET
    (Including allowance for loan losses of $1,437 and $1,168 at
       September 30, 1996 and December 31, 1995, respectively)                421,698              331,017
  Loans held for sale                                                           4,805                5,334
  Accrued interest receivable                                                   3,347                3,299
  Federal Home Loan Bank stock-at cost                                          2,782                2,407
  Premises and equipment-net                                                    4,099                4,334
  Prepaid expenses and other assets                                             3,042                2,243
----------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                $ 542,191             $492,097
==========================================================================================================
LIABILITIES:

  Deposits                                                                  $ 474,561             $432,563
  Federal Home Loan Bank Advances                                              17,288               13,333
  Deferred federal income tax                                                   1,400                1,583
  Advance payments by borrowers                                                   786                1,222
  Accrued interest payable                                                        479                  425
  Accounts payable and other                                                    5,758                1,880
----------------------------------------------------------------------------------------------------------

       TOTAL LIABILITIES                                                      500,272              451,006

SHAREHOLDERS' EQUITY

  Common stock, no par value, 10,000,000 shares authorized,
    2,530,800 shares issued and outstanding                                     9,831                9,831
  Fair value adjustment, net of tax effect                                       (109)                 196
  Retained earnings                                                            32,197               31,064
----------------------------------------------------------------------------------------------------------

       TOTAL SHAREHOLDERS' EQUITY                                              41,919               41,091
----------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY                                                      $ 542,191             $492,097
==========================================================================================================

Shareholders' Equity per share                                              $   16.56             $  16.24
Tangible Equity per share                                                   $   16.24             $  15.87

       See notes to consolidated financial statements

                          THE STRONGSVILLE SAVINGS BANK
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

                                                               THREE MONTHS ENDED              NINE MONTHS ENDED
                                                                 SEPTEMBER 30,                    SEPTEMBER 30,
                                                               1996             1995             1996             1995
------------------------------------------------------------------------------------------------------------------------
                                                                   (Dollars in thousands, except per share data)
INTEREST INOME
   Loans                                                    $     8,434      $    6,771       $   23,760      $   19,331
   Investment securities                                            888           1,278            2,941           3,775
   Mortgage-backed securities                                       699             903            2,350           2,282
   Other                                                             88             189              344             610
------------------------------------------------------------------------------------------------------------------------
                                                                 10,109           9,141           29,395          25,998
INTEREST EXPENSE
   Deposits                                                       6,007           5,416           17,238          14,864
   Advances from the Federal Home Loan Bank                         272             224              751             701
------------------------------------------------------------------------------------------------------------------------
                                                                  6,279           5,640           17,989          15,565
------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                               3,830           3,501           11,406          10,433
Provision for loan losses                                           285              87              313             131
------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION
   FOR LOAN LOSSES                                                3,545           3,414           11,093          10,302

NON-INTEREST INCOME
   Gain on sale of assets                                           418             280              679             725
   Loan service fees                                                149             115              471             352
   Other                                                            178             149              505             407
------------------------------------------------------------------------------------------------------------------------
                                                                    745             544            1,655           1,484

NON-INTEREST EXPENSE
   Salaries and employee benefits                                   960             808            2,770           2,588
   Net occupancy and equipment                                      394             370            1,139           1,037
   Federal deposit insurance                                        251             218              734             620
   Amortization of goodwill                                          33              36              100             106
   Other                                                            763             681            2,373           2,069
------------------------------------------------------------------------------------------------------------------------
     Non-interest expense before one-time SAIF assessment         2,401           2,113            7,116           6,420
   One-time SAIF assessment                                       2,481               -            2,481               -
------------------------------------------------------------------------------------------------------------------------
                                                                  4,882           2,113            9,597           6,420

INCOME (LOSS) BEFORE FEDERAL INCOME TAXES                          (592)          1,845            3,151           5,366

Provision for (benefit of) federal income taxes                    (179)            640            1,132           1,863
------------------------------------------------------------------------------------------------------------------------

NET INCOME (LOSS)                                            $     (413)     $    1,205       $    2,019      $    3,503
========================================================================================================================

Earnings (loss) per common share                             $    (0.16)     $     0.48       $     0.80      $     1.38
Weighted average number of common
   shares outstanding                                         2,530,800       2,530,800        2,530,800       2,530,800


           See notes to consolidated financial statements

              CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (Unaudited)

                                                                    NINE MONTHS ENDED SEPTEMBER 30,
                                                                        1996                1995
---------------------------------------------------------------------------------------------------
                                                                            (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                        $  2,019             $  3,503
   Adjustments to reconcile net income to net cash
      provided by (used in) operating activities
          Provision for loan losses                                       313                  131
          Gain from sale of assets                                       (679)                (713)
          Accretion of discounts and other deferred yield items        (1,638)              (1,277)
          Depreciation and amortization                                   610                  611
          Effect of change in accrued interest
             receivable and payable                                         6                 (576)
          Federal Home Loan Bank stock dividends                         (136)                (108)
          Deferred federal income taxes                                   (26)                 426
          Net change in other assets and liabilities                    3,096                  920
          Net decrease (increase) in loans held for sale                  805               (3,144)
--------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                     4,370                 (227)

CASH FLOWS FROM INVESTING ACTIVITIES
   Net increase in loans                                              (89,519)             (38,030)
   Net decrease in investment securities                               18,932                2,579
   Net decrease (increase) in mortgage-backed securities               12,413              (14,683)
   Sale of premises and equipment                                         640                    -
   Purchases of:
          Premises and equipment                                         (621)              (1,323)
          Federal Home Loan Bank Stock                                   (239)                (437)
--------------------------------------------------------------------------------------------------

NET CASH USED IN INVESTING ACTIVITIES                                 (58,394)             (51,894)

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in deposits                                            41,997               60,527
   Payments on advances from the Federal Home Loan Bank               (54,695)              (1,690)
   Proceeds from advances from the Federal Home Loan Bank              58,650                    -
   Net decrease in escrows                                               (436)                (388)
   Payment of dividends on common stock                                  (886)                (734)
--------------------------------------------------------------------------------------------------

NET CASH PROVIDED BY FINANCING ACTIVITIES                              44,630               57,715
--------------------------------------------------------------------------------------------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                (9,394)               5,594

CASH AND CASH EQUIVALENTS, AT BEGINNING OF THE PERIOD                  15,509               10,649
--------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS, AT END OF THE PERIOD                      $  6,115             $ 16,243
==================================================================================================

       See notes to consolidated financial statements

                          THE STRONGSVILLE SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       NATURE OF OPERATIONS
         --------------------

         The Strongsville Savings Bank (Bank) conducts its principal activities from its Community Financial Centers located in southwestern Cuyahoga, Lorain and Medina counties. The Bank's principal activities include residential lending and retail banking.

         The Bank has called a Special Meeting of Shareholders on November 19, 1996. At this meeting shareholders will vote upon a proposal to adopt a holding company structure for The Strongsville Savings Bank. Under this proposal the Bank will become a wholly-owned subsidiary of a new holding company named "Emerald Financial Corp." The establishment of a holding company will enhance the Bank's ability to raise capital and would permit the Bank to diversify operations into non-banking lines of business. Management currently has no plans to acquire or establish other businesses, however, upon consummation of the holding company reorganization, the Bank will be in a position to take immediate advantage of any such opportunities which may arise.

2.       BASIS OF PRESENTATION
         ---------------------

         The consolidated financial statements of the Bank include the accounts of the Bank and the accounts of its wholly owned subsidiary, Dennis Financial Corporation. All significant inter-company transactions have been eliminated. In the opinion of management, the accompanying unaudited financial statements include all adjustments (consisting only of normal recurring adjustments) which the Bank considers necessary for a fair presentation of (a) the results of operations for the three and nine month periods ended September 30, 1996 and 1995; (b) the financial condition at September 30, 1996 and December 31, 1995; and (c) the statements of cash flows for the nine month periods ended September 30, 1996 and 1995. The results of operations for the three and nine month periods ended September 30, 1996 are not necessarily indicative of the results that may be expected for a full year.

         Certain prior period data has been reclassified to conform to the current year presentation.

3.       STATEMENTS OF CASH FLOWS
         ------------------------

         For purposes of the Statements of Cash Flows, the Bank considers all cash and deposits with banks with maturities of less than three months to be cash equivalents.

         Income tax payments of $1,863,000 and $1,137,000 were made during the nine month periods ended September 30, 1996 and 1995, respectively. Interest paid totaled $17,935,000 and $15,463,000 for the nine month periods ended September 30, 1996 and 1995, respectively. There were transfers from loans to real estate owned of $117,000 during the nine months ended September 30, 1996. No such transfers from loans to real estate owned occurred during the nine months ended September 30, 1995. There were no loans made to finance the sale of real estate owned during the nine month periods ended September 30, 1996 and 1995, respectively.

4.       EARNINGS PER SHARE
         ------------------

         Earnings per share are calculated using the weighted average number of shares of capital stock outstanding for the period.

5.       NEW ACCOUNTING STANDARDS
         ------------------------

         STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate the carrying value of these assets may not be recoverable.

         STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123, Accounting for Stock-Based Compensation, encourages, but does not require, adoption of a fair-value based accounting method for employee stock-based compensation arrangements. Management has elected to continue to use the Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees, intrinsic value method for measurement and recognition of stock-based compensation.

         These statements were adopted January 1, 1996, and did not have a material effect on the Bank's consolidated financial statements.

            SELECTED FINANCIAL INFORMATION

                                                                 THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,                       SEPTEMBER 30,
                                                              1996               1995             1996                1995
-----------------------------------------------------------------------------------------------------------------------------
                                                                                        Unaudited
                                                                        (Dollars in thousands, except per-share data)
ANNUALIZED RETURNS AND OPERATING RATIOS
EXCLUDING ONE-TIME SAIF ASSESSMENT
   Earnings per share                                      $      0.48        $      0.48      $      1.44        $      1.38
   Return on Average Assets                                       0.91%              1.02%            0.95%              1.04%
   Return on Average Equity                                      11.49%             12.19%           11.55%             12.10%
   Noninterest expense to
          average assets                                          1.77%              1.77%            1.81%              1.87%
   Efficiency ratio                                              56.98%             54.81%           56.66%             56.22%

OTHER SELECTED FINANCIAL RATIOS
   Interest rate spread                                           2.56%              2.64%            2.65%              2.79%
   Net yield on interest-earning assets                           2.93%              3.05%            3.03%              3.17%
   Yield on average interest-earning assets                       7.74%              7.96%            7.80%              7.90%
   Cost of average interest-bearing liabilities                   5.18%              5.32%            5.15%              5.11%
   Non-performing loans to total loans                            0.51%              0.60%            0.51%              0.60%
   Non-performing assets to total assets                          0.42%              0.40%            0.42%              0.40%
   Net recoveries (charge-offs) to average loans                 (0.02%)             0.00%           (0.02%)             0.00%
   Capital ratios:
     Tangible capital ratio                                       7.61%              8.10%            7.61%              8.10%
     Core capital ratio                                           7.61%              8.10%            7.61%              8.10%
     Risk-based capital ratio                                    12.77%             13.31%           12.77%             13.31%
   Dividends per share                                     $      0.12        $      0.11      $      0.35        $      0.29

   Annualized asset growth                                        9.83%             17.77%           13.57%             20.07%
   Average total assets                                    $   535,617        $   470,807      $   515,775        $   449,862
   Average loans, net (includes held for sale)                 416,668            312,511          383,679            297,634
   Average interest-earning assets                             522,241            459,270          502,378            438,538
   Average deposits                                            466,385            409,951          448,766            391,051
   Average advances from the FHLB                               18,313             14,115           17,086             14,705
   Average shareholders' equity                                 42,622             39,552           42,193             38,596


Part I, Item 2

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL
-------

         The Strongsville Savings Bank (Bank) was founded in 1961 as an Ohio-chartered, federally insured savings association whose business activities are concentrated in the greater Cleveland, Ohio area. The Bank conducts its business through its home office in Strongsville and its thirteen full-service Community Financial Centers located in Cuyahoga, Lorain and Medina counties.

         The principal business of the Bank has historically been attracting deposits from the general public and making loans secured by first mortgage liens on residential and other real estate. The Bank and the banking industry in general are significantly affected by prevailing economic conditions, the general level and trend of interest rates as well as by government policies and regulations concerning, among other things, fiscal affairs, housing and financial institutions.

FINANCIAL CONDITION AND RESULTS OF OPERATIONS
---------------------------------------------

         The Bank's total assets at September 30, 1996, were $542.2 million, representing an increase of $50.1 million, or 13.6%, annualized, for the nine month period and of $59.8 million, or 12.4% for the twelve month period ended September 30, 1996. The increase in assets was primarily due to increases in mortgage loans. The Bank's loan portfolio increased $90.2 million during the nine month period and $101.7 million during the twelve month period ended September 30, 1996. The increases in loans were funded by increases in deposits and decreases in investment securities and other liquid assets.

         The Bank's deposits were $474.6 million at September 30, 1996, representing an increase of $42.0 million, or 12.9%, annualized, during the nine month period and of $51.0 million, or 12.0% during the twelve month period ended September 30, 1996.

         Net interest income was $3.8 million for the quarter ended September 30, 1996, an increase of $0.3 million over the third quarter of 1995. The increase in net interest-earning assets caused the improvement; however, the impact of the increase in interest earning assets was offset by a reduction in interest rate spread. Average interest-earning assets increased $62.9 million from $459.3 million for the third quarter of 1995 to $522.2 million for the third quarter of 1996. The Bank's interest rate spread decreased 8 basis points from 2.64% during the third quarter of 1995 to 2.56% during the third quarter of 1996.

         The net loss for the third quarter of 1996 was caused by a special one-time FDIC assessment on all institutions insured by the Savings Association Insurance Fund (SAIF) fund of the Federal Deposit Insurance Corporation (FDIC). This assessment was enacted by the Congress and the President of the United States of America on September 30, 1996 and, accordingly, was recognized as a charge to earnings on that date. The Bank's earnings were charged $2.5 million before federal income taxes as a result of this special SAIF assessment.

         Net loss for the third quarter of 1996 was $0.4 million after recognizing the impact of the one-time SAIF assessment. Net income would have been $1.2 million for the third quarter of 1996 without the one-time SAIF assessment, which is comparable to the $1.2 million for the same period in 1995. Increases in net interest income and gains on sales of assets offset by increases in the provision for loan losses and operating expenses resulted in the flat earnings between the third quarters of 1996 and 1995.

         Net income for the nine months ended September 30, 1996 was $2.0 million after recognizing the impact of the one-time SAIF assessment. Net income would have been $3.7 million for the third quarter of 1996 without the one-time SAIF assessment, representing an increase of $0.2 million over the $3.5 million for the same period in 1995. Net interest income offset by increases in the provision for loan losses and operating expenses resulted in the increase.

         Tables 1a and 1b present information regarding the average balances of interest-earning assets and interest-bearing liabilities, the total dollar amount of interest income from interest-earning assets and their average yields and the total dollar amount of interest expense on interest-bearing liabilities and their average rates. Tables 1a and 1b also present net interest income, interest-rate spread, net interest margin and the ratio of average interest-earning assets to average interest-bearing liabilities. Interest-rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities. Net interest margin represents net interest income as a percent of average interest-earning assets. Average balance calculations were based on daily and monthly balances. Assets available for sale are included in the major asset category as if they were held-to-maturity.

                                                TABLE 1a
                                         AVERAGE BALANCE TABLE

                                                         FOR THE THREE MONTHS ENDED SEPTEMBER 30,
                                                 1996                                     1995
                                         AVERAGE                     YIELD/       AVERAGE               YIELD/
                                         BALANCE    INTEREST          RATE        BALANCE  INTEREST      RATE
--------------------------------------------------------------------------------------------------------------
                                                                    (In thousands)
INTEREST-EARNING ASSETS
Loans, net (1)                           $416,668    $8,434           8.10%       $312,511  $6,771       8.67%
Investment securities                      57,617       888           6.17%         81,593   1,278       6.27%
Mortgage-backed securities                 40,398       699           6.92%         51,223     903       7.05%
Other interest-earning assets               7,558        88           4.68%         13,943     189       5.42%
--------------------------------------------------------------------------------------------------------------
Total interest-earning assets             522,241    10,109           7.74%        459,270   9,141       7.96%
Noninterest-earning assets                 13,376                                   11,537
--------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                             $535,617                                 $470,807
==============================================================================================================
INTEREST-BEARING LIABILITIES
Deposits  (2)                            $466,385    $6,007           5.15%       $409,951  $5,416       5.28%
Advances from FHLB                         18,313       272           5.94%         14,115     224       6.36%
--------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilitie         484,698     6,279           5.18%        424,066   5,640       5.32%
Noninterest-bearing liabilities             8,297                                    7,189
Shareholders' equity                       42,622                                   39,552
--------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY                     $535,617                                 $470,807
==============================================================================================================

Net interest income                                  $3,830                                 $3,501
Interest-rate spread                                                  2.56%                              2.64%
Net interest margin                                                   2.93%                              3.05%
Ratio of average Interest-
earning assets to average
interest-bearing liabilities                                        107.75%                            108.30%

(1) Average balances include non-accrual loans. Interest income includes deferred loan fee amortization of $404,000 and $391,000 for the three months ended September 30, 1996 and 1995, respectively.

(2) Deposits include noninterest-bearing demand accounts which were $10,231,000 and $10,602,000 at September 30, 1996 and 1995, respectively.



                   TABLE 1b
             AVERAGE BALANCE TABLE

                                                               FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                                            1996                                      1995
                                                  AVERAGE                   YIELD/         AVERAGE                    YIELD/
                                                  BALANCE     INTEREST      RATE           BALANCE     INTEREST        RATE
---------------------------------------------------------------------------------------------------------------------------
                                                                           (Dollars In thousands)
INTEREST-EARNING ASSETS
Loans, net (1)                                    $383,679     $23,759       8.26%         $297,634     $19,331       8.66%
Investment securities                               64,652       2,942       6.07%           81,943       3,775       6.14%
Mortgage-backed securities                          45,118       2,349       6.94%           43,480       2,282       7.00%
Other interest-earning assets                        8,929         345       5.14%           15,481         610       5.26%
---------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets                      502,378      29,395       7.80%          438,538      25,998       7.90%
Noninterest-earning assets                          13,397                                   11,324
---------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                      $515,775                                 $449,862
===========================================================================================================================

INTEREST-BEARING LIABILITIES
Deposits  (2)                                     $448,766      17,238       5.12%         $391,051      14,864       5.07%
Advances from FHLB                                  17,086         751       5.86%           14,705         701       6.35%
---------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                 465,852      17,989       5.15%          405,756      15,565       5.11%
Noninterest-bearing liabilities                      7,730                                    5,510
Shareholders' equity                                42,193                                   38,596
---------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY                              $515,775                                 $449,862
===========================================================================================================================
Net interest income                                            $11,406                                  $10,433
Interest-rate spread                                                         2.65%                                    2.79%
Net interest margin                                                          3.03%                                    3.17%
Ratio of average interest-
earning assets to average
interest-bearing liabilities                                               107.84%                                  108.08%
---------------------------------------------------------------------------------------------------------------------------

(1) Average balances include non-accrual loans. Interest income includes deferred loan fee amortization of $1,195,000 and $1,270,000 for the nine months ended September 30, 1996 and 1995, respectively.

(2) Deposits include noninterest-bearing demand accounts which were $10,231,000 and $10,602,000 at September 30, 1996 and 1995, respectively.

Table 2 presents certain information regarding changes in interest income and interest expense of the Bank for the three month and nine month periods ended September 30, 1996 and 1995. The table shows the changes in interest income and interest expense by major category attributable to changes in the average balance (volume) and the changes in interest rates. The net change not attributable to either rate or volume is allocated on a prorata basis to the change in rate or volume. Assets available for sale are included in the major asset category as if they were held-to-maturity.

                                                                                    TABLE 2
                                                                               RATE/VOLUME TABLE

                                                           QUARTER ENDED SEPTEMBER 30,       NINE MONTHS ENDED SEPTEMBER 30,
                                                             1996 COMPARED TO 1995               1996 COMPARED TO 1995
                                                       INCREASE (DECREASE) DUE TO CHANGES  INCREASE (DECREASE) DUE TO CHANGES IN:

                                                        VOLUME           RATE      TOTAL        VOLUME      RATE             TOTAL
----------------------------------------------------------------------------------------------------------------------------------
                                                                                     (In thousands)
INTEREST INCOME ON INTEREST-EARNING ASSETS
Loans, net                                              $ 2,071     ($408)    $ 1,663      $ 5,271      $ (842)            $ 4,429
Investment securities                                      (370)      (20)       (390)        (791)        (43)               (834)
Mortgage-backed securities                                 (188)      (16)       (204)          87         (19)                 68
Other                                                       (78)      (23)       (101)        (252)        (14)               (266)
----------------------------------------------------------------------------------------------------------------------------------
Total                                                     1,435      (467)        968        4,315        (918)              3,397
----------------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE ON INTEREST-BEARING LIABILITIES
Deposits                                                    720      (129)        591        2,225         149               2,374
Advances from FHLB                                           61       (13)         48           96         (46)                 50
----------------------------------------------------------------------------------------------------------------------------------
Total                                                       781      (142)        639        2,321         103               2,424
----------------------------------------------------------------------------------------------------------------------------------

CHANGE IN NET INTEREST INCOME                           $   654     ($325)    $   329      $ 1,994     ($1,021)            $   973
===================================================================================================================================

                               NET INTEREST INCOME
--------------------------------------------------------------------------------

         Net interest income is the primary component of net income and is determined by characteristics of the Bank's interest-earning assets and interest-bearing liabilities, including the spread, or the difference between the yields earned and the rates paid on those assets and liabilities. Net interest income is the difference between interest income and interest expense.

                                           Three months ended   Nine months ended
                                           September 30, 1996   September 30, 1996
                                           ---------------------------------------
                                                     (Dollars in thousands)
Net interest income:
   Current period                                $3,830                $11,406
   Prior period                                   3,501                 10,433
                                                 -----------------------------
Dollar increase from prior period                $  329                $   973
                                                 -----------------------------
Percent increase from prior period                 9.41%                  9.33%
                                                 =============================

Interest income
---------------

         Interest income for the three months ended September 30, 1996 was $10.1 million, compared to $9.1 million for the third quarter of 1995, an increase of $1.0 million or 10.59%. This increase was primarily due to the increase in average interest-earning assets as demonstrated on Table 1a. Average interest-earning assets increased to $522.2 million for the third quarter of 1996 from $459.3 million for the third quarter of 1995. The effect of the increase in interest-earning assets was offset somewhat by the 22 basis point decline in the average yield on interest-earning assets to 7.74% for the third quarter of 1996 from 7.96% for the like period in 1995.

         Interest income for the nine months ended September 30, 1996 was $29.4 million, compared to $26.0 million for the first nine months of 1995, an increase of $3.4 million or 13.07%. This increase was primarily due to the increase in average interest-earning assets as demonstrated on Table 1b. Average interest-earning assets increased to $502.4 million for the first nine months of 1996 from $438.5 million for the first nine months of 1995. The effect of the increase in interest-earning assets was offset somewhat by the 10 basis point decline in the average yield on interest-earning assets to 7.80% for the first nine months of 1996 from 7.90% for the like period in 1995.

Interest expense
----------------

         Interest expense increased $0.6 million during the quarter ended September 30, 1996 compared to the same period in 1995 primarily due to an increase in average interest-bearing liabilities of $60.6 million, or 14.29%, offset somewhat by a decrease in the average cost of interest-bearing liabilities. Average interest-bearing liabilities were $484.7 million and $424.1 million for the third quarter of 1996 and 1995, respectively. The average cost of interest-bearing liabilities decreased 14 basis points to 5.18% for the third quarter of 1996 from 5.32% for the same period in 1995.

         Interest expense increased $2.4 million during the nine months ended September 30, 1996 compared to the same period in 1995 primarily due to an increase in average interest-bearing liabilities of $60.1 million, or 14.81%, and by an increase in the average cost of interest-bearing liabilities. Average interest-bearing liabilities were $465.9 million and $405.8 million for the first nine months of 1996 and 1995, respectively. The average cost of interest-bearing liabilities increased 4 basis points to 5.15% for the first nine months of 1996 from 5.11% for the same period in 1995.

Provision for loan losses
-------------------------

         The provision for loan losses for the three months ended September 30, 1996 was $285,000 compared to $87,000 for the same period in 1995. The 1996 quarter's provision for loan losses was increased due to the overall increase in the loan portfolio. The ratio of allowance for loan losses to total loans was 0.34% at September 30, 1996. The provision for both periods were commensurate with management's estimate of the credit risk in the loan portfolio. Economic conditions in the Bank's market area were stable.

         Further discussion and other information relating to loan losses and nonperforming assets are included in the section titled "Asset Quality."

NON-INTEREST INCOME
--------------------------------------------------------------------------------

                                           Three months ended   Nine months ended
                                           September 30, 1996   September 30, 1996
                                           ---------------------------------------
                                                     (Dollars in thousands)

Non-interest income:
   Current period                                $745                $1,655
   Prior period                                   544                 1,484
                                                 --------------------------
Dollar increase from prior period                $201                $  171
                                                 --------------------------
Percent increase from prior period               36.85%               11.48%
                                                 ==========================

         Non-interest income consists primarily of fees earned for servicing loans and providing services for customers and the gain on the sale of assets.

NON-INTEREST EXPENSE
--------------------------------------------------------------------------------




                                           Three months ended   Nine months ended
                                           September 30, 1996   September 30, 1996
                                           ---------------------------------------
                                                     (Dollars in thousands)
Non-interest expense before one-
time SAIF assessment:
   Current period                                $2,401                $7,116
   Prior period                                   2,113                 6,420
                                                 ----------------------------
Dollar increase from prior period                $  288                $  696
                                                 ----------------------------
Percent increase from prior period                13.64%                10.84%
                                                 ============================

         The increase in non-interest expense is primarily due to the Bank's growth and the resulting increase in the number of employees. Net occupancy, deposit insurance and franchise tax expense also increased as a result of the Bank's growth. Despite the dollar increase in non-interest expense, the Bank's efficiency ratio for the quarter ended September 30, 1996 was 56.98% and for the first nine months of 1996 was 56.66%.

SPECIAL ONE-TIME FDIC SAIF FUND ASSESSMENT
--------------------------------------------------------------------------------

         The Bank's deposits are insured by the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation (FDIC). The Congress voted for and the president signed into law the Omnibus Appropriations Bill (the
Bill) on September 30, 1996. The Bill included the recapitalization of the FDIC's SAIF fund by requiring all SAIF insured institutions to pay a special one-time assessment. The Bank's pre-tax charge to income on September 30, 1996 as a result of the recapitalization of the SAIF fund was $2.5 million.

         The recapitalization of the SAIF fund is expected to result in significant future savings to the Bank in the form of reduced deposit insurance expense. The annual savings are expected to begin on January 1, 1997 and are expected to be approximately $500,000, or 19(cents) per share, after taxes.

FEDERAL INCOME TAXES
--------------------------------------------------------------------------------

         The Bank realized a benefit from federal income tax of $179,000 for the third quarter of 1996 and provided $1,132,000 for federal income tax for the nine month period ended September 30, 1996. Similarly, the Bank provided $640,000 and $1,863,000 for federal income tax for the three and nine month periods ended September 30, 1995, respectively. The Bank's provisions for income tax were based on net income (loss) before the provision for (benefit of) income tax for the periods discussed herein.

FINANCIAL RESOURCES AND LIQUIDITY
--------------------------------------------------------------------------------

         The Bank's primary sources of funds are deposits, principal and interest payments on loans, maturities of investment securities, proceeds from the sale of loans and funds generated through earnings. The primary uses for such funds are to originate loans, maintain liquidity requirements and manage interest rate risk.

         For an analysis of the cash flows of the Bank, refer to the Consolidated Statements of Cash Flows on page 3. Management believes the Bank has adequate resources to meet its normal funding requirements.

         The Bank is required to maintain an average daily balance of liquid assets equal to 5% of the sum of its average daily balance of net withdrawable accounts and borrowed funds due in one year or less. The Bank's September 1996 monthly average of eligible liquid assets was 13.04%.

SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------

         Shareholders' equity was $41.9 million at September 30, 1996, an increase of $0.8 million, or 2.69%, annualized, during the first nine months of 1996. This increase was primarily the result of net income offset by dividends paid. The Bank paid dividends in the first nine months of 1996 of 35(cents) per share, an increase of 20.69% over the 29(cents) per share dividends paid in the first nine months of 1995.

         The Bank's return on average assets excluding the one-time SAIF assessment for the three and nine month periods ended September 30, 1996 were 0.91% and 0.95%, respectively. Return on average equity excluding the one-time SAIF assessment for the three and nine month periods ended September 30, 1996 were 11.49% and 11.55%, respectively.

         At September 30, 1996, the Bank was in excess of all capital requirements specified by federal regulations as shown by the following table.

                                       TANGIBLE             CORE              RISK-BASED
                                        CAPITAL            CAPITAL             CAPITAL
                                       -------------------------------------------------
                                                    (Dollars in thousands)

Capital amount -- Actual               $   41,208         $   41,208         $   42,633
Capital amount -- Required                  8,124             16,247             26,704
                                       ------------------------------------------------
Amount in excess of requirement        $   33,084         $   24,961         $   15,929
                                       ================================================

Capital ratio -- Actual                      7.61%              7.61%             12.77%
Capital ratio -- Required                    1.50%              3.00%              8.00%
                                       ------------------------------------------------
Amount in excess of requirement              6.11%              4.61%              4.77%
                                       ================================================

         The Bank's capital levels at September 30, 1996, qualify it as a "well-capitalized" institution, the highest of five tiers under applicable federal definitions.

QUALIFIED THRIFT LENDER TEST
--------------------------------------------------------------------------------

         Savings associations insured by the Savings Association Insurance Fund are required to maintain 65% of total portfolio assets in Qualified Thrift Investments. As of September 30, 1996, the Bank had 91.52% of total assets invested in Qualified Thrift Investments.

ASSET QUALITY
------------------------------------------------------------------------------
         Table 3 sets forth information regarding non-performing assets at September 30, 1996, December 31, 1995 and September 30, 1995.

                                        TABLE 3
                            NON-PERFORMING ASSETS ANALYSIS

                                            SEPTEMBER 30,  DECEMBER 31,   SEPTEMBER 30,
                                               1996           1995             1995
--------------------------------------------------------------------------------------
    NON-ACCRUING LOANS:                          (Dollars In thousands)
   1-4 family - permanent                      $  247         $   52            $   52
   1-4 family - construction                       --             --                --
   Multi-family and Commercial
       real estate                                 --             --               516
   Land and development                            --             --                --
   Commercial non-real estate                      69             70                12
   Consumer and other                              17             24                31
--------------------------------------------------------------------------------------
Total                                             333            146               611

LOANS DELINQUENT 90 DAYS OR MORE
 AND STILL ACCRUING:
   1-4 family - permanent                       1,225          1,906             1,262
   1-4 family - construction                      625             --                --
   Multi-family and Commercial
       real estate                                 --             --                --
   Land and development                            --             --                --
   Commercial non-real estate                      --             --                58
   Consumer and other                               1             --                 4
--------------------------------------------------------------------------------------
Total                                           1,851          1,906             1,324

Total non-performing loans                      2,184          2,052             1,935

Real estate owned                                 117              -                 -
--------------------------------------------------------------------------------------
Total non-performing assets                    $2,301         $2,052            $1,935
======================================================================================
Allowances for loan losses                     $1,437         $1,168            $1,075
======================================================================================

Non-performing loans to total loans-net          0.51%          0.61%             0.60%
Non-performing assets to total assets            0.42%          0.42%             0.40%
Allowance for loan losses to ending
   loan balance (before allowance)               0.34%          0.35%             0.33%
Allowance for loan losses to
   non-performing loans                         65.79%         56.91%            55.56%


         At September 30, 1996, there were two loans secured by funeral homes to a single borrower totaling $1.1 million which are not included in Table 3. Indications of possible cash flow problems have caused management concern regarding the borrower's ability to comply with present loan repayment terms and may result in the classification of these loans as non-performing in the future. Based on written opinions from an independent fee appraiser, the collateral values of the properties are sufficient to cover the total outstanding debt.

         Table 4 presents information concerning activity in the Bank's allowance for loan losses during the three and nine month periods ended September 30, 1996 and 1995.

--------------------------------------------------------------------------------------------------------------
                                                    Table 4
                                   ACTIVITY IN THE ALLOWANCE FOR LOAN LOSSES

                                                        FOR THE THREE MONTHS ENDED  FOR THE NINE MONTHS ENDED
                                                                 SEPTEMBER 30,          SEPTEMBER 30,
                                                               1996         1995      1996        1995
--------------------------------------------------------------------------------------------------------------
Allowance at the beginning of the period                     $ 1,170     $   988    $ 1,168     $   948
Provision charged to expense                                     285          87        313         131

Charge-offs:
------------
   1-4 family - permanent                                          -           -          -           -
   1-4 family - construction                                       -           -          -           -
   Multi-family and Commercial
       real estate                                                 -           -          -           -
   Land and development                                            -           -          -           -
   Commercial non-real estate                                      -           1          -           1
   Consumer and other                                             22           0         49           5
---------------------------------------------------------------------------------------------------------------
                                                                  22           1         49           6
Recoveries
----------
   1-4 family - permanent                                          -           -          -           -
   1-4 family - construction                                       -           -          -           -
   Multi-family and Commercial
       real estate                                                 -           -          -           -
   Land and development                                            -           -          -           -
   Commercial non-real estate                                      -           -          -           -
   Consumer and other                                              4           1          5           2
---------------------------------------------------------------------------------------------------------------
                                                                   4           1          5           2
---------------------------------------------------------------------------------------------------------------
Net recoveries (charge-offs)                                     (18)          -        (44)         (4)
---------------------------------------------------------------------------------------------------------------

Allowance at the end of the period                           $ 1,437     $ 1,075    $ 1,437     $ 1,075
===============================================================================================================
Net charge-offs during the period
to average loans outstanding
during the period (Annualized)                                 0.02%       0.00%      0.02%       0.00%
---------------------------------------------------------------------------------------------------------------




         The amount of the allowance for loan losses is based on management's analysis of risks inherent in the various segments of the loan portfolio, management's assessment of known or potential problem credits which have come to management's attention during the ongoing analysis of credit quality, historical loss experience, current economic conditions, and other factors. Loan loss estimates are reviewed periodically, and adjustments, if any, are reported in earnings in the period in which they become known.


TABLE A

         Table A sets forth the composition of the Bank's loan portfolio at September 30, 1996, December 31, 1995, and September 30, 1995.

---------------------------------------------------------------------------------------------------------------------------
                           LOAN PORTFOLIO COMPOSITION

                                                 SEPTEMBER 30, 1996        DECEMBER 31, 1995         SEPTEMBER 30, 1995
                                               AMOUNT         PERCENT    AMOUNT         PERCENT    AMOUNT         PERCENT
---------------------------------------------------------------------------------------------------------------------------
                                                                         (DOLLARS IN THOUSANDS)
REAL ESTATE MORTGAGE LOANS:
 Permanent first mortgage loans:
  1-4 family                                  $ 302,293        71.68%   $ 220,490        66.61%   $ 215,426        67.02%
  Multi-family                                    1,079         0.26%       1,183         0.36%       1,212         0.38%
  Commercial real estate                         42,936        10.18%      42,098        12.72%      41,481        12.91%
  Land                                              289         0.07%         358         0.11%       1,705         0.53%

 Construction first mortgage loans:
  Residential development                        55,379        13.12%      48,538        14.66%      47,130        14.66%
  1-4 family                                     38,426         9.11%      26,960         8.14%      28,041         8.72%
  Multi-family                                      680         0.16%       2,660         0.80%       2,019         0.63%
  Commercial real estate                          5,949         1.42%       4,233         1.28%       3,198         0.99%
---------------------------------------------------------------------------------------------------------------------------
Total mortgage loans                            447,031       106.00%     346,520       104.68%     340,212       105.84%

OTHER LOANS
 Commercial                                       3,997         0.95%       3,955         1.19%       4,257         1.32%
 Consumer                                         8,764         2.08%       8,895         2.69%       8,679         2.70%
---------------------------------------------------------------------------------------------------------------------------
 TOTAL OTHER LOANS                               12,761         3.03%      12,850         3.88%      12,936         4.02%
---------------------------------------------------------------------------------------------------------------------------

Total loans                                     459,792       109.03%     359,370       108.56%     353,148       109.86%

Less:
 Loans in process                                32,323         7.66%      23,639         7.14%      26,969         8.39%
 Allowance for loan losses                        1,437         0.34%       1,168         0.35%       1,075         0.33%
Deferred yield items                              4,334         1.03%       3,546         1.07%       3,665         1.14%
---------------------------------------------------------------------------------------------------------------------------
                                                 38,094         9.03%      28,353         8.56%      31,709         9.86%
---------------------------------------------------------------------------------------------------------------------------

Total loans held for investment-Net           $ 421,698       100.00%   $ 331,017       100.00%   $ 321,439       100.00%
===========================================================================================================================
Real estate loans held for sale               $   4,805                 $   5,334                 $   3,410
===========================================================================================================================

---------------------------------------------------------------------------------------------------------------------------

TABLE B

         Table B sets forth the activities in the Bank's loan portfolio for the three and nine month periods ended September 30, 1996 and 1995.


--------------------------------------------------------------------------------------------------------

                         ACTIVITY IN THE LOAN PORTFOLIO

                                              FOR THE QUARTER ENDED         FOR THE NINE MONTHS ENDED
                                                   SEPTEMBER 30,                     SEPTEMBER 30,
                                                1996            1995           1996           1995
--------------------------------------------------------------------------------------------------------
                                                                   (In thousands)

    PERMANENT MORTGAGE LOAN ORIGINATIONS
      1-4 family                               $33,726         $14,444       $123,156        $23,249
      Multi-family                                   -               -              -              -
      Commercial real estate                     1,643           1,287          4,408          1,343
      Land                                         575              33            575            108
--------------------------------------------------------------------------------------------------------
                                                35,944          15,764        128,139         24,700

    CONSTRUCTION FIRST MORTGAGE LOAN ORIGINATIONS

      Residential development                    9,417          17,418         35,897         23,725
      1-4 family                                10,695          11,792         36,623         19,117
      Multi-family                                   -               -              -              -
      Commercial real estate                     1,054           1,360          2,479          1,735
--------------------------------------------------------------------------------------------------------
                                                21,166          30,570         74,999         44,577

    NONMORTGAGE LOANS

      Commercial                                   430             867          1,604          1,578
      Consumer                                   1,314           1,461          2,784          2,587
--------------------------------------------------------------------------------------------------------
                                                 1,744           2,328          4,388          4,165
--------------------------------------------------------------------------------------------------------
    TOTAL LOAN ORIGINATIONS                     58,854          48,662        207,526         73,442

    PURCHASED LOANS

          Commercial real estate                 1,650             700          1,650            700
--------------------------------------------------------------------------------------------------------
    TOTAL NEW LOANS                             60,504          49,362        209,176         74,142

    LESS
         Principal repayments                   33,141          22,927         89,217         40,224
         Loan sales                             11,696           5,785         20,042         11,201
--------------------------------------------------------------------------------------------------------
                                                44,837          28,712        109,259         51,425
--------------------------------------------------------------------------------------------------------

    NET INCREASE IN LOANS                      $15,667         $20,650        $99,917        $22,717
========================================================================================================


TABLE C

         Table C sets forth the composition of the Bank's deposits by interest rate category at September 30, 1996, December 31, 1995, and September 30, 1995.

                                                                DEPOSIT COMPOSITION
                            ----------------------------------------------------------------------------------------
                                       SEPTEMBER 30, 1996        DECEMBER 31, 1995           SEPTEMBER 31, 1995
                                 WTD AVG                      WTD AVG                   WTD AVG
                                   COST     AMOUNT   PERCENT   COST   AMOUNT   PERCENT   COST  AMOUNT    PERCENT
--------------------------------------------------------------------------------------------------------------------
                                                               (Dollars in thousands)

    Passbook accounts              2.89%   $46,668    9.83%    2.88%   $47,423  10.96%  2.88%   $47,010   11.10%
    NOW accounts                   2.02%    27,858    5.87%    2.02%    26,025   6.02%  2.02%    24,146    5.70%
    Money market deposit accounts  2.53%    18,646    3.93%    2.53%    23,014   5.32%  2.53%    24,570    5.80%
    Commercial accounts            0.00%    10,231    2.16%    0.00%    11,728   2.71%  0.00%    10,602    2.50%
--------------------------------------------------------------------------------------------------------------------
                                   2.31%   103,403   21.79%    2.29%   108,190  25.01%  2.32%   106,328   25.10%
    Certificates of deposit:

         4.50% and less            2.55%     2,063    0.43%    3.03%     4,454   1.03%  3.08%     5,513    1.30%
         4.51% to 5.50%            5.37%   120,555   25.41%    5.27%    77,802  17.99%  5.23%    73,102   17.26%
         5.51% to 6.50%            6.02%   163,925   34.54%    6.03%   120,175  27.78%  6.10%   115,001   27.15%
         6.51% to 7.50%            7.31%    75,512   15.91%    7.22%   108,282  25.03%  7.22%   108,148   25.53%
         7.51% and greater         8.84%     9,103    1.92%    9.01%    13,660   3.16%  9.05%    15,485    3.66%
--------------------------------------------------------------------------------------------------------------------
                                   6.12%   371,158   78.21%    6.33%   324,373  74.99%  6.37%   317,249   74.90%
--------------------------------------------------------------------------------------------------------------------
    TOTAL DEPOSITS                 5.29%  $474,561  100.00%    5.32%  $432,563 100.00%  5.35%  $423,577  100.00%
--------------------------------------------------------------------------------------------------------------------

PART II

ITEM 4   Submission of Matters  to a Vote of Security Holders
         ----------------------------------------------------
         There were no items submitted to a vote by security holders during the quarter.

ITEM 5   Exhibits and Reports on Form 8-K
         --------------------------------
         (a)      Not applicable

         (b)      No reports on Form 8-K were filed during the quarter.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            The Strongsville Savings Bank
                                            -----------------------------
                                                    (Registrant)

Date  November 4, 1996                      /s/  THOMAS P. PERCIAK
    ------------------                      -----------------------------------
                                            Thomas P. Perciak,
                                            President & Chief Executive Officer

Date November 4, 1996                        /s/  JOHN F. ZIEGLER
     ----------------                       -----------------------------------
                                            John F. Ziegler,
                                            Executive Vice President &
                                            Chief Financial Officer

                                       24